Exhibit 10.3

Cracker Barrel Old Country Store, Inc.

RESTRICTED STOCK AWARD NOTICE

This Award Notice (the “Notice”) is dated as of the      day of             , 2013 (the “Grant Date”), from Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”) to                      (the “Employee”).

WHEREAS, the Compensation Committee of the Company’s Board of Directors has authorized an award to the Employee of                      (            ) shares of the Company’s $0.01 par value common stock (the “Restricted Stock”) pursuant to the terms and provisions of the Cracker Barrel Old Country Store, Inc. 2010 Omnibus Stock and Incentive Plan (the “Plan”);

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, including the services to be rendered to the Company by the Employee, the Company does hereby award the Restricted Stock to the Employee, and the Employee accepts such Restricted Stock, on the following terms and conditions:

(1) Grant of Restricted Stock. The Company hereby grants to the Employee the Restricted Stock, subject to all the restrictions, limitations and other terms and provisions of the Plan and this Notice. The Company may, but shall not be required to, issue certificates for the Restricted Stock in the Employee’s name. If the Company issues certificates for the Restricted Stock, the Secretary of the Company will hold the certificates until the Restricted Stock is either: (i) forfeited; or (ii) vested. The Company will distribute the certificates to the Employee or, if applicable, his/her beneficiary, in accordance with the provisions of this Notice.

(2) Restrictions. Until the Restricted Stock vests and becomes distributable in accordance with the Plan and this Notice, except as otherwise provided herein, the Employee shall not have any of the rights of a shareholder of the Company with respect to the Restricted Stock, including the right to vote the shares; provided, however, that the Employee shall receive dividend equivalent rights in respect of the Restricted Stock at the time of any payment of dividends to stockholders on Shares. The Restricted Stock will be credited with a cash amount equal to the amount that would be payable to the Employee as a stockholder in respect of a number of Shares equal to the number of shares of Restricted Stock covered by this Notice outstanding and unvested as of the dividend record date. Each cash dividend equivalent right will vest and be payable at the time and only to the extent the Restricted Stock to which it relates is paid, and only those cash dividend equivalent rights that relate to Restricted Stock that actually vests in accordance with Section 3 shall be paid.

(3) Vesting. The Restricted Stock, subject to all the restrictions, limitations and other terms and provisions of the Plan and this Notice, shall become 100% vested and become distributable on the third anniversary of the Grant Date, and the restrictions shall lapse so long as the Employee is employed by the Company on that vesting date. If the Employee terminates employment with the Company and all Affiliates for any reason and before all of the Restricted Stock has become vested under this Notice, the Employee’s Restricted Stock that has not become vested will be forfeited on and after the effective date of the termination. Neither the Company nor any Affiliate will have any further obligations to the Employee under this Notice when the Employee’s Restricted Stock is forfeited.

(4) Terms and Conditions of Distribution. The Company will distribute certificates for Restricted Stock, and the cash amount of any dividend equivalent rights accumulated thereon as provided in Section 2, as soon as practicable after the Restricted Stock becomes vested. If the Employee dies before the Company has distributed any vested Restricted Stock, the Company will distribute certificates for the shares (including any cash dividend equivalent rights) to the beneficiary or beneficiaries the Employee designated, in the proportions the Employee specified. If the Employee failed to designate a beneficiary or beneficiaries, the Company will make such distributions to the Employee’s personal representative. The Company will make such distributions no later than six months after the Employee’s death. The Company will not make any distribution under this Section before the first date the Restricted Stock may be distributed to the Employee without penalty or forfeiture under federal or state laws or regulations governing short swing trading of securities. In determining whether a distribution would result in such a penalty or forfeiture, the Company and the Committee may rely upon information reasonably available to them or upon representations of the Employee’s legal or personal representative.

(5) Tax Withholding and Section 83(b) Elections. At the time the Employee shall become subject to federal income taxation with respect to the Restricted Stock (normally upon vesting, unless the Employee files an election under Section 83(b) of the Code), the Employee shall pay to the Company the amount of any Federal, state, local and other taxes required to be withheld by the Company with respect to the Restricted Stock. If the Employee files an election under Section 83(b) of the Code with the Internal Revenue Service to include the fair market value of any shares of Restricted Stock in gross income while they are still subject to any restrictions, the Employee shall promptly furnish to the Company a copy of such election. The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all Federal, state, local and other taxes required by law to be withheld upon the vesting of the Restricted Stock and the payment of the cash dividend equivalent rights. Unless otherwise determined by the Committee, the Employee will be permitted to elect to surrender a sufficient number of shares of the vested Restricted Stock to satisfy the Company’s minimum tax withholding obligation.

(6) Stock Certificates. The Company may require that certificates for shares distributed to the Employee pursuant to this Notice bear any legend that counsel to the Company believes is necessary or desirable to facilitate compliance with applicable securities laws. Notwithstanding the provisions of Sections 3 and 4, the Company is not required to issue or deliver any certificates for shares before completing the steps necessary to comply with applicable federal and state securities laws (including any registration requirements) and applicable stock exchange rules and practices. The Company will use commercially reasonable efforts to cause compliance with those laws, rules and practices.

(7) Non-transferability. No interest of the Employee or any beneficiary in or under this Notice will be assignable or transferable by voluntary or involuntary act or by operation of law, other than by testamentary bequest or devise or the laws of descent or distribution. Distribution of Restricted Stock (including any cash dividend equivalent rights) will be made only to the Employee; or, if the Committee has been provided with evidence acceptable to it that the Employee is legally incompetent, the Employee’s personal representative; or, if the Employee is deceased, to the beneficiaries or personal representative that the Employee has designated in the manner required by the Committee. The Committee may require personal receipts or endorsements of a Employee’s personal representative or beneficiaries. Any effort to assign or transfer the rights under this Notice will be wholly ineffective, and will be grounds for termination by the Committee of all rights of the Employee and his/her beneficiary in and under this Notice.

(8) Notice Subject to Plan. This Notice does not undertake to express all conditions, terms and provisions of the Plan. The Committee administers the Plan. The Employee’s rights under this Notice are expressly subject to the terms and conditions of the Plan, including continued shareholder approval of the Plan, and to any guidelines the Committee adopts from time to time. The Plan is hereby incorporated herein to the same extent as if copied verbatim,

(9) Interpretation. Any interpretation by the Committee of the terms and conditions of the Plan, this Notice or any guidelines adopted as described in Section 8 will be final. This Notice will be governed by and construed under the laws of the State of Tennessee, determined without regard to its conflicts of law rules, except as such laws are preempted by the laws of the United States. If any provision of this Notice shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Notice shall be exclusively in the courts in the State of Tennessee, County of Wilson, including the Federal Courts located therein (should Federal jurisdiction exist).

(10) Sole Agreement. The Award is in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully herein. In the event that the terms of this Award conflict with the terms of the Plan, the Plan shall control. This Notice is the entire agreement between the parties to it, and any and all prior oral and written representations are merged in this Notice. This Notice may be amended only by written agreement between the Employee and the Company.

(11) Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Notice as of the day and year first above written.

CRACKER BARREL OLD COUNTRY STORE, INC.

By:
Name:
Title:

EMPLOYEE

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